EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	March 31	December 31
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,065	$26,227
Available-for-sale securities	51,978	35,140
Accounts receivable, net	3,860	4,507
Receivables from sales representatives	3,550	3,883
Inventory of paper	747	703
Prepaid expenses and other current assets	3,373	1,883

Total Current Assets	75,573	72,343

Property and equipment, net	7,169	7,870
Long term investments	100	100
Bonds held to maturity, at amortized cost	1,008	992
Other assets	2,944	1,236

Total Assets	$86,794	$82,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,149	$4,432
Deferred income and customer prepayments	28,191	27,454
Accrued liabilities	5,223	5,803
Income taxes payable	872	804

Total Current Liabilities	38,435	38,493

Liabilities for incentive and bonus plans	682	682
Amount due to a shareholder	11,404	11,404
Minority interest	4,156	3,684
Deferred tax liability	341	298

Total Liabilities	55,018	54,561

Shareholders’ Equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 28,952,194 (2003: 28,946,694) shares issued and outstanding	290	289
Additional paid in capital	86,390	81,925
Retained deficit	(47,718)	(50,346)
Less : Unearned compensation	(8,103)	(4,563)
Accumulated other comprehensive income	917	675

Total Shareholders’ Equity	31,776	27,980

Total Liabilities and Shareholders’ Equity	$86,794	$82,541

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended
	March 31
	2004	2003
	(Unaudited)	(Unaudited)
Revenue:
Online services	$12,906	$12,585
Other media services	9,118	8,071
Exhibitions	1,509	801
Miscellaneous	129	183

	23,662	21,640
Operating Expenses:
Sales	7,504	7,042
Event production	180	236
Community	3,136	2,879
General and administrative	7,437	7,084
Online services development	1,072	1,315
Non-cash compensation expense (Note 1)	833	537
Amortization of software development cost	369	1,025

Total Operating Expenses	20,531	20,118

Income from Operations	3,131	1,522

Interest income	36	22
Foreign exchange gains (losses), net	52	(24)

Income before Income Taxes	3,219	1,520
Income Tax Provision	(194)	(91)

Net Income before Minority Interest	$3,025	$1,429

Minority interest	$(397)	$(104)

Net Income	$2,628	$1,325
Retained deficit brought forward	$(50,346)	$(57,680)

Retained deficit carried forward	(47,718)	(56,355)

Basic net income per share	$0.09	$0.05

Shares used in basic net income per share calculations	28,948,628	28,943,150

Diluted net income per share	$0.09	$0.05

Shares used in diluted net income per share calculations	29,062,255	28,943,150

Note:	1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended
	March 31
	2004	2003
	(Unaudited)	(Unaudited)
Sales	$261	$81
Community	31	26
General and administrative	463	328
Online services development	78	102

	$833	$537

2.	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended
	March 31
	2004	2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$2,628	$1,325
Adjustments to reconcile net income to net cash provided by operating activities Depreciation and amortization	993	2,220
Profit on sale of property and equipment	—	(4)
Accretion of U.S. Treasury strips zero % coupons	(16)	(19)
Bad debt expense	21	122
Non-cash compensation expense	833	537
Income attributable to minority shareholder	397	104

	4,856	4,285
Changes in assets and liabilities:
Accounts receivables	626	124
Receivables from sales representatives	333	74
Inventory of paper	(44)	106
Prepaid expenses and other current assets	(1,562)	(188)
Long term assets	(1,708)	55
Accounts payable	(283)	(407)
Accrued liabilities and liabilities for incentive and bonus plans	(580)	304
Deferred income and customer prepayments	737	(697)
Tax liability	111	30

Net cash provided by operating activities	2,486	3,686

Cash flows from investing activities:
Purchase of property and equipment	(292)	(413)
Proceeds from sales of property and equipment	—	6
Proceeds from matured bonds	—	185
Purchase of available-for-sale securities	(16,448)	(2,500)

Net cash used for investing activities	(16,740)	(2,722)

Cash flows from financing activities:
Amount received towards directors purchase plan	92	30

Net cash generated from financing activities	92	30

Net increase (decrease) in cash and cash equivalents	(14,162)	994
Cash and cash equivalents, beginning of the period	26,227	11,009

Cash and cash equivalents, end of the period	$12,065	$12,003

Supplemental cash flow disclosures:
Income tax paid	$83	$61